Exhibit 4.21

D-[] INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE *[#]* SUPERCONDUCTOR TECHNOLOGIES INC.
THIS CERTIFIES THAT [holder name] is the registered holder of **[number][#]** Shares of Series D Convertible Preferred Stock of Superconductor Technologies Inc. (hereinafter designated the “Corporation”), transferrable only on the share register of the Corporation, in person or by duly authorized Attorney, upon surrender of this Certificate properly endorsed or assigned.
The shares represented by this Certificate are convertible into shares of common stock at the election of the holder thereof and shall so be converted upon the occurrence of certain events as set forth in the Certificate of Incorporation, and any amendments and restatements thereof, of the Corporation.
This Certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Certificate of Incorporation and the Bylaws of the Corporation and any amendments and restatements thereof to all of which the holder of this Certificate, by acceptance hereof, assents.
A statement of the rights, preferences, privileges and restrictions granted to or imposed upon the respective classes of shares of stock of the Corporation and upon the holders thereof may be obtained by any stockholder, upon request and without charge, at the principal office of the Corporation.
SEE REVERSE SIDE OF CERTIFICATE FOR ADDITIONAL STATEMENTS AND RESTRICTIVE LEGENDS.
In Witness Whereof, the said Corporation has caused this certificate to be signed by its duly authorized officers.
Dated as of [] [] []

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN LIMITATIONS ON CONVERSION AS SET FORTH IN THE CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES D CONVERTIBLE PREFERRED STOCK, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE CORPORATION, AND ALL OF THE PROVISIONS OF WHICH ARE INCORPORATED HEREIN.